Exhibit 4.2

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE COMMISSION FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE COMMISSION FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE COMMISSION WEB SITE AT WWW.SEC.GOV.

XILIO THERAPEUTICS, INC.

FORM OF SERIES [A]/[B]/[C] WARRANT TO PURCHASE COMMON STOCK

Number of Warrant Shares: [_________]
(subject to adjustment)

Warrant No. [___]	Original Issue Date: [__], 2025

Xilio Therapeutics, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [___________] or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company up to a total of [______] shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price per share equal to $0.75 per share (as adjusted from time to time as provided in Section 9 and Section 1(g) herein, the “Exercise Price”), upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”) at any time and from time to time on or after the Initial Exercise Date and at or prior to the Expiration Time, subject to the following terms and conditions:

1. Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, a Holder, as such terms are used in and construed under Rule 405 under the Securities Act, but only for so long as such control shall continue.

(b) “Attribution Parties” means, collectively, the following Persons and entities: (i) any direct or indirect Affiliates of the Holder, (ii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iii) any other Persons whose beneficial ownership of the Common Stock could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(c) “Available Shares” means authorized but unissued shares of Common Stock that are available for issuance by the Company (excluding any shares that are issuable upon exercise, conversion or exchange of outstanding options, warrants or other securities or are reserved under any equity plan maintained by the Company).

(d) “Commission” means the United States Securities and Exchange Commission.

(e) “Closing Sale Price” means, for any security as of any date, the last trade price for such security on the Principal Trading Market for such security, as reported by Bloomberg Financial Markets, or, if such Principal Trading Market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00 P.M., New York City time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or, if no last trade price is reported for such security by Bloomberg Financial Markets, the average of the bid and ask prices of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly OTC Markets Inc.) as of 4:00 P.M., New York City time on such date. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then the Board of Directors of the Company shall use its good faith judgment to determine the fair market value. The determination of the Board of Directors of the Company shall be binding upon all parties absent demonstrable error. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g) “Expiration Time” means [SERIES A: the earlier of (i) 5:00 P.M. New York City time on June [ ], 2030 or (ii) immediately upon the exercise of the Holder’s Pre-Funded Warrants to Purchase Common Stock issued on the Original Issue Date, if such exercise is prior to December 1, 2025, provided that if such Pre-Funded Warrant is not exercised in full, this Warrant shall expire with respect to only that number of Warrant Shares that is equal to the number of shares of Common Stock with respect to which the Pre-Funded Warrant is then exercised, and, provided, further, that prior to December 1, 2025, with respect to only that number of Warrant Shares that is equal to the number of shares of Common stock with respect to which the Pre-Funded Warrant remains unexercised, beginning on the first Trading Day immediately following a period of five (5) consecutive Trading Days on which the Closing Sale Price of the Common Stock is a minimum of $1.50 per share, “Expiration Time” shall instead mean 5:00 P.M. New York City time on June [ ], 2030.] / [SERIES B: 5:00 P.M. New York City time on December 2, 2025, provided, however, that if the Closing Sale Price is below the Exercise Price at such Expiration Time, the Exercise Price shall reset to the Closing Sale Price as of December 1, 2025 and the Expiration Time shall be extended to December 31, 2025, and provided, further, that if the Stockholder Resolution is not obtained by the Outside Approval Date (as defined below), the Expiration Time shall be extended to the date that is [thirty] days following the date of approval of the Stockholder Resolution.] / [SERIES C: the earlier of (i) 5:00 P.M. New York City time on December 2, 2026 or (ii) if the Holder’s Series B Warrant to Purchase Common Stock (the “Series B Warrant”) issued on the Original Issue Date expires without being exercised at the “Expiration Time” as defined in such Series B Warrant, at such “Expiration Time”; provided that this Warrant shall expire with respect to only that number of Warrant Shares that is equal to the number of shares of Common Stock with respect to which the Series B Warrant expires unexercised; provided, further, that if the Closing Sale Price is below the Exercise Price at such Expiration Time, the Exercise Price shall reset to the Closing Sale Price as of December 1, 2026 and the Expiration Time shall be extended to December 31, 2026.]

(h) “Group” shall have the meaning ascribed to it in Section 13(d) of the Exchange Act, and all related rules, regulations and jurisprudence.

(i) “Initial Exercise Date” means [SERIES A: the earlier of (i) December 1, 2025 and (ii) the Trading Day immediately following a period of five (5) consecutive Trading Days on which the Closing Sale Price of the Common Stock is a minimum of $1.50 per share] / [SERIES B: November 1, 2025] / [SERIES C: June 1, 2026].

(j) “Original Issue Date” means the date hereof.

(k) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(l) “Principal Trading Market” means the national securities exchange or other trading market on which the Common Stock is primarily listed on and quoted for trading, which, as of the Original Issue Date shall be the Nasdaq Global Select Market.

(m) “Registration Statement” means the Company’s Registration Statement on Form S-3 (File No. 333-285703), that became effective on May 8, 2025.

(n) “Securities Act” means the Securities Act of 1933, as amended.

(o) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, for the Company’s primary trading market or quotation system with respect to the Common Stock that is in effect on the date of delivery of an applicable Exercise Notice, which as of the Original Issue Date was “T+1”.

(p) “Trading Day” means any weekday on which the Principal Trading Market is open for trading. If the Common Stock is not listed or admitted for trading, “Trading Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in New York City are authorized or required by law or other governmental action to close.

(q) “Transfer Agent” means Computershare Trust Company, N.A., the Company’s transfer agent and registrar for the Common Stock, and any successor appointed in such capacity, or if none, the Company.

2. Issuance of Securities; Registration of Warrants. The Warrant, as initially issued by the Company, is offered and sold pursuant to the Registration Statement. As of the Original Issue Date, the Warrant Shares are issuable under the Registration Statement. Accordingly, the Warrant and, assuming issuance pursuant to the Registration Statement or an exchange meeting the requirements of Section 3(a)(9) of the Exchange Act as in effect on the Original Issue Date, the Warrant Shares are not “restricted securities” under Rule 144 promulgated under the

Securities Act. The Company shall register ownership of this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any assignee to which this Warrant is permissibly assigned hereunder) from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner and holder hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3. Registration of Transfers. Subject to compliance with all applicable securities laws, the Company shall, or will cause its Transfer Agent to, register the transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, and payment for all applicable transfer taxes (if any) by the Holder or any subsequent Holder. Upon any such registration or transfer, a new warrant to purchase Common Stock in substantially the form of this Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred shall be issued to the transferee, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant. The Company shall, or will cause its Transfer Agent to, prepare, issue and deliver at the Company’s own expense any New Warrant under this Section 3. Until due presentment for registration of transfer, the Company may deem and treat the registered Holder hereof as the owner and holder for all purposes, and the Company shall not be affected by any notice to the contrary.

4. Exercise and Duration of Warrants.

(a) All or any part of this Warrant shall be exercisable by the registered Holder in the manner set forth herein (including in Section 10 [SERIES B/C:, if applicable,] and Section 4(b)) at any time and from time to time on or after the Initial Exercise Date and through and including the Expiration Time, subject to the limitations set forth in Section 11 of this Warrant.

(b) [SERIES A: The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached as Schedule 1 hereto (the “Exercise Notice”), completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” as so indicated in the Exercise Notice pursuant to Section 10 below), and the date on which the last of such items is delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares, if any.] / [SERIES B/C: The Holder may exercise this Warrant by delivering to the Company an exercise notice, in the form attached as Schedule 1 hereto (the “Exercise Notice”), completed and duly signed, and payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised by wire transfer to the Company (which may take the form of a “cashless exercise” as permitted pursuant to Section 10 below). The date on which the last of such items is delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice (provided that payment of the Exercise Price has then been received by the Company) shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares, if any.] The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

[SERIES B/C: (c) At the sole discretion of the Company, this Warrant and the corresponding Warrant Shares shall be subject to offset and cancellation on a dollar-for-dollar basis (applied ratably among all Warrants of the same class) against the amount of Non-Dilutive Capital received by the Company between the Original Issue Date and December 1, 2026, without any compensation paid to the Holder (the “Warrant Cancellation”). For the purposes of this Section 4(c), “Non-Dilutive Capital” shall consist of (i) milestone payments and option fees received by the Company pursuant to any collaboration, license or similar agreement entered into prior to the Original Issue Date; (ii) upfront payments, milestone payments and option fees received by the Company pursuant to any collaboration, license or similar agreement entered into after the Original Issue Date; and (iii) net proceeds received by the Company pursuant to any equity issuance (other than the issuance of shares of Common Stock or grant of any options to purchase shares of Common Stock or other awards granted or issued to employees, directors, consultants and advisors pursuant to a plan, agreement or arrangement and disclosed in the Registration Statement) after the Original Issue Date where the sale price per share is above $1.50; provided, however, that for purposes of clauses (i) and (ii) above, (A) Non-Dilutive Capital shall not include any amounts received by the Company for the reimbursement of expenses or amounts intended to fund future development expenses (e.g., payments intended to fund future clinical trial expenses), as reasonably determined by the Company and (B) the aggregate amount of Non-Dilutive Capital received after the Original Issue Date must be equal to at least $20 million before the Warrant Cancellation may be triggered. For illustration purposes only, if the Company receives $1,000,000 in Non-Dilutive Capital between the Original Issue Date and December 1, 2026, the Company may elect to offset and cancel a portion of this Warrant in an amount equivalent to the ratable portion of $1,000,000 worth of Warrant Shares (allocated ratably among all Warrant Holders) valued at the Exercise Price[; provided that [SERIES B: the Warrant Cancellation shall first apply to the Holder’s Series C Warrants to Purchase Common Stock issued on the Original Issue Date, ensuring the full outstanding amount of such warrants is offset and cancelled against the amount of Non-Dilutive Capital before any Warrant Cancellation is applied to this Warrant]/[SERIES C: the Warrant Cancellation shall first apply to this Warrant, ensuring the full outstanding amount of this Warrant is offset and cancelled against the amount of Non-Dilutive Capital before any Warrant Cancellation is applied to the Holder’s other warrants]].]

5. Delivery of Warrant Shares.

(a) Upon exercise of this Warrant in accordance with the terms of this Warrant [SERIES A: (including Section 10[SERIES B/C:, if applicable,]), the Company shall promptly (but in no event later than the number of Trading Days comprising the Standard Settlement Period following the Exercise Date), upon the request of the Holder, credit or instruct the Transfer Agent to credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit Withdrawal At Custodian system, provided that the Transfer Agent is then a participant in the DTC Fast Automated Securities Transfer (“FAST”) Program and either (i) there is an effective registration statement permitting the issuance of such Warrant Shares to or resale of such Warrant Shares by the Holder or (ii) such Warrant Shares are eligible for resale under Rule 144(b)(1) promulgated under the Securities Act, and otherwise issue such Warrant Shares in the name of the Holder or its designee in restricted book-entry form in the Company’s share register. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. The Holder, or any Person permissibly so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date, irrespective of the date such Warrant Shares are credited to the Holder’s or its designee’s DTC account or the date of the book-entry positions evidencing such Warrant Shares, as the case may be. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if issued in restricted book-entry form, will contain a customary legend to the effect that the Warrant Shares are not registered.

(b) If within the Standard Settlement Period after the Exercise Date, the Company fails to deliver to the Holder or its designee the required number of Warrant Shares in the manner required pursuant to Section 5(a) or fails to credit the Holder’s or its designee’s balance account with DTC for such number of Warrant Shares to which the Holder is entitled, and if after such number of Trading Days comprising the Standard Settlement Period and prior to the receipt of such Warrant Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within two (2) Trading Days after the Holder’s request promptly honor its obligation to deliver to the Holder or its designee such Warrant Shares and pay cash to the Holder in an amount equal to the excess (if any) of Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased in the Buy-In less the product of (i) the number of shares of Common Stock purchased in the Buy-In, times (ii) the Closing Sale Price of a share of Common Stock on the Exercise Date.

(c) To the extent permitted by law and subject to Section 5(b), the Company’s obligations to issue and deliver Warrant Shares in accordance with and subject to the terms hereof (including the limitations set forth in Section 11 below) are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Subject to Section 5(b), nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

6. Charges, Taxes and Expenses. Issuance and delivery of shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense (excluding any applicable stamp duties) in respect of the issuance of such shares, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any Warrant Shares or the Warrants in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction (in such case) and, in each case, a customary and reasonable indemnity and surety bond, if requested by the Company. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8. Reservation of Warrant Shares.

(a) The Company covenants that, subject to Section 8(b) hereof, it will, at all times while this Warrant is outstanding, reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are issuable and deliverable upon the exercise of this entire Warrant (the “Number of Warrant Shares”), free from preemptive rights or any other contingent purchase rights of Persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The failure of the Company to reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock a sufficient number of shares of Common Stock to enable it to issue Warrant Shares upon exercise of this Warrant as herein provided is referred to herein as an “Authorized Share Failure.” The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and non-assessable. The Company will take all such action as may be reasonably necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed. The Company further covenants that it will not, without the prior written consent of the Holder, take any actions to increase the par value of the Common Stock at any time while this Warrant is outstanding. In furtherance of the Company’s obligations set forth in this Section 8, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if at any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding shares of Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the Commission an Information Statement on Schedule 14C.

(b) Notwithstanding Section 8(a) above, the Holder acknowledges and agrees that, as of the Original Issue Date, the Company does not have sufficient Available Shares for the purpose of issuing all of the Warrant Shares which may be issued upon the exercise of this Warrant. Therefore, as soon as practicable after the date hereof, but in any event, no later than one hundred and eighty (180) days following the Original Issue Date, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock (the “Stockholder Resolution”). In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve the Stockholder Resolution. If, despite the Company’s reasonable best efforts, approval of the Stockholder Resolution is not obtained by October 31, 2025 (the “Outside Approval Date”), the Company shall cause an additional stockholder meeting to be held every one hundred and eighty (180) calendar days thereafter until approval of the Stockholder Resolution is obtained. As soon as practicable following the approval of the Stockholder Resolution by the Company’s stockholders, the Company shall amend its certificate of incorporation to effect such increase to its authorized shares.

(c) [Series B: To the extent that any Holder seeks to exercise this Warrant after the Initial Exercise Date and the Company is unable to honor such exercise due to having insufficient Available Shares, then in lieu of delivering the Warrant Shares due on such exercise, the Company shall instead settle the exercise in cash, delivering within the Standard Settlement Period a cash amount equal to the fair value of the undelivered Warrant Shares (net of the applicable Exercise Price) provided, however that this Section 8(c) shall terminate upon approval of the Stockholder Resolution. For purposes of this Section 8(c), the amount of the cash payment will be determined valuing the Common Stock at the Closing Sale Price on the date of exercise.]

9. Certain Adjustments. The Exercise Price and the Number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock issued and outstanding on the Original Issue Date and in accordance with the terms of such stock on the Original Issue Date or as amended, that is payable in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issues by reclassification of shares of capital stock any additional shares of Common Stock, then in each such case the Number of Warrant Shares shall be multiplied by a fraction, the numerator of which shall be the number of shares of

Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, provided, however, that if such record date shall have been fixed and such dividend is not fully paid on the date fixed therefor, the Number of Warrant Shares shall be recomputed accordingly as of the close of business on such record date and thereafter the Number of Warrant Shares shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends. Any adjustment pursuant to clause (ii), (iii) or (iv) of this paragraph shall become effective immediately after the effective date of such subdivision, combination or re-classification.

(b) Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Stock for no consideration (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security (including Common Stock), or (iv) cash or any other asset (in each case, a “Distribution”), other than a reclassification as to which Section 9(c) applies, then in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage (as defined below)) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution; provided, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as (all or a portion) its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted (all or such portion of) such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation.

(c) Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the Company is not the surviving entity or the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Company effects any sale to another Person of all or substantially all of its assets in one transaction or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by the Company or another Person), holders of capital stock tender shares representing more than 50% of the voting power of the capital stock of the Company and the Company or such other Person, as applicable, accepts such tender for payment, (iv) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another

Person whereby such other Person acquires more than 50% of the voting power of the capital stock of the Company (except for any such transaction in which the stockholders of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction) or (v) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above) (in any such case, a “Fundamental Transaction”), then following such Fundamental Transaction but prior to the Expiration Time the Holder shall have the right to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the Number of Warrant Shares without regard to any limitations on exercise contained herein (in the case of clause (iii) above, assuming it had tendered, and the offeror had accepted, such Warrant Shares) (the “Alternate Consideration”). The Company shall not effect any Fundamental Transaction in which the Company is not the surviving entity or the Alternate Consideration includes securities of another Person unless (i) the Alternate Consideration is solely cash and, notwithstanding the provisions herein, the Company provides for the simultaneous “cashless exercise” of this Warrant pursuant to Section 10 below or (ii) prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or other Person (including any purchaser of assets of the Company) shall assume the obligation to deliver to the Holder such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and the other obligations under this Warrant. The provisions of this paragraph (c) shall similarly apply to subsequent transactions analogous of a Fundamental Transaction type.

[SERIES A: Notwithstanding anything to the contrary, in the event of a Fundamental Transaction (other than (x) any stock split or reverse stock split, (y) any transaction effected solely for the purpose of changing the jurisdiction of incorporation of the Company, or (z) any holding company reorganization or parent-subsidiary merger not requiring stockholder approval pursuant to Sections 251(g) or 253 of the General Corporation Law of the State of Delaware (or any successor provisions thereof)), the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the later of the date that is five days after the consummation of such Fundamental Transaction or such election by the Holder, provided, however, that, if the Fundamental Transaction is not within the Company’s control, including not approved by the Company’s Board of Directors, the Holder shall only be entitled to receive from the Company or any Successor Entity the same type or form of consideration (and in the same proportion) at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Common Stock of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Stock will be deemed to have received common stock of the Successor Entity (which entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black-Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg Financial Markets determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Expiration Time, (B) an expected volatility equal to the greater of (i) 100% and (ii) the 100 day volatility, each obtained from the “HVT” function on Bloomberg Financial Markets (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the greater of (x) the last volume weighted average price (“VWAP”) immediately prior to the public announcement of such Fundamental Transaction and (y) the last VWAP immediately prior to the consummation of the Fundamental Transaction, (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Expiration Time and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds within five Trading Days of the Holder’s election (or, if later, on the effective date of the Fundamental Transaction). The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 9(c) and ensuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 9(c) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for the Company (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Notwithstanding the foregoing, and without limiting Section 11 hereof, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 9(c) to permit a Fundamental Transaction without the assumption of this Warrant.]

(d) Exercise Price. Simultaneously with any adjustment to the Number of Warrant Shares pursuant to Section 9, the Exercise Price shall be increased or decreased proportionately, so that after such adjustment, the aggregate Exercise Price payable hereunder for the increased or decreased Number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment. Notwithstanding the foregoing, in no event may the Exercise Price be adjusted below the par value of the Common Stock then in effect.

(e) Calculations. All calculations under this Section 9 shall be made to the nearest one-hundredth of one cent or the nearest whole share, as applicable.

(f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment, in good faith, in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Transfer Agent.

(g) Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then, except if such notice and the contents thereof shall be deemed to constitute material non-public information, the Company shall deliver to the Holder a notice of such transaction at least ten (10) days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice. In addition, if while this Warrant is outstanding, the Company authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction contemplated by Section 9(c), other than a Fundamental Transaction under clause (iii) of Section 9(c), then, except if such notice and the contents thereof shall be deemed to constitute material non-public information, the Company shall deliver to the Holder a notice of such Fundamental Transaction at least ten (10) days prior to the date such Fundamental Transaction is consummated.

10. [SERIES A: Exercise. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, exercise this Warrant, whether in whole or in part, and in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Exercise Price,]SERIES B/C: Exercise. Notwithstanding anything contained herein to the contrary, if at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance or resale of the Warrant Shares to or by the Holder, then this Warrant may also be exercised, whether in whole or in part, at such time,] through a “cashless exercise.” Upon such cashless exercise, the Company shall issue to the Holder the number of Warrant Shares in an exchange of securities effected pursuant to Section 3(a)(9) of the Securities Act, determined as follows:

X = Y [(A-B)/A]

where:

“X” equals the number of Warrant Shares to be issued to the Holder;

“Y” equals the total number of Warrant Shares with respect to which this Warrant is then being exercised;

“A” equals the Closing Sale Price per share of Common Stock (as reported by Bloomberg Financial Markets) as of the Trading Day on the date immediately preceding the Exercise Date; and

“B” equals the Exercise Price per Warrant Share then in effect on the Exercise Date.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in such a “cashless exercise” transaction shall be deemed to have been acquired by the Holder, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued (provided that the Commission continues to take the position that such treatment is proper at the time of such exercise).

11. Limitations on Exercise.

(a) The Holder shall be prohibited from exercising this Warrant if, immediately prior to or following such exercise (or portion of such exercise thereof), the Holder, together with its Attribution Parties, collectively beneficially owns or would beneficially own as determined in accordance with Section 13(d) of the Exchange Act more than [4.99]/[9.99]/[19.99]%1 (the “Maximum Percentage”) of the issued and outstanding Common Stock or any other class of equity security (other than an exempted security) of the Company that is registered pursuant to Section 12 of the Exchange Act immediately after giving effect to such exercise. For purposes of calculating beneficial ownership, the aggregate number of shares of Common Stock beneficially owned by the Holder, together with its Attribution Parties, shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder, together with its Attribution Parties, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder, together with its Attribution Parties (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous

[1]	Note to Draft: To be confirmed by Investors.

to the limitation contained herein. For purposes of this Section 11(a), beneficial ownership shall be calculated and determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder, it being acknowledged and agreed that the Holder is solely responsible for any schedules required to be filed in accordance therewith. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 11(a), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written request of the Holder, the Company shall within one (1) Trading Day confirm to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Common Stock to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage (not in excess of 19.99% if exceeding that limit would result in a change of control under Nasdaq Listing Rule 5635(b) or any successor rule) specified in such notice; provided that any increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

(b) Notwithstanding anything herein to the contrary, the Company shall not issue, and the Holder may not acquire, a number of Warrant Shares upon exercise of this Warrant, and the Company shall not otherwise deliver any Warrant Shares pursuant to this Warrant, to the extent that the issuance of such Warrant Shares would exceed the Available Shares (the “Available Shares Ownership Cap”), except that such limitation shall not apply in the event that the Company obtains approval of the Stockholder Resolution and files an amendment to its certificate of incorporation with the Secretary of State of the State of Delaware to effect an increase in its authorized shares to cover the issuance of such Warrant Shares.

(c) For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage or the Available Shares Ownership Cap shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) of the Exchange Act or Rule 16a-1(a)(1) promulgated under the Exchange Act. No prior inability to exercise this Warrant pursuant to this Section 11 shall have any effect on the applicability of the provisions of this Section 11 with respect to any subsequent determination of exercisability. The provisions of this Section 11 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 11 to the extent necessary to correct this section or any portion hereof that may be defective or inconsistent with the intended limitations contained in this Section 11 or to make changes or supplements necessary or desirable to properly give effect to such limitations. The limitations contained in this Section 11 may not be waived and shall apply to a successor holder of this Warrant.

(d) Section 11(a) shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 9(c) of this Warrant.

12. No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of Warrant Shares to be issued shall be rounded down to the next whole number.

13. Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via confirmed e-mail prior to 5:30 P.M., New York City time, on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via confirmed e-mail on a day that is not a Trading Day or later than 5:30 P.M., New York City time, on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next business day delivery, or (iv) upon actual receipt by the Person to whom such notice is required to be given, if by hand delivery. The addresses and e-mail addresses for such communications shall be:

If to the Company, to:

Xilio Therapeutics, Inc. 828 Winter Street, Suite 300
Waltham, MA 02451
Attention: Chief Financial Officer and Chief Operating Officer
Email: cfrankenfield@xiliotx.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street

Boston, MA 02109
Attention: Cynthia T. Mazareas Email: cynthia.mazareas@wilmerhale.com

If to the Holder, at such address or other contact information delivered by the Holder to the Company or as is on the books and records of the Company.

Or, in each of the above instances, to such other address or e-mail address as the recipient party has specified by written notice given to each other party at least five (5) days prior to the effectiveness of such change.

14. Warrant Agent. The Company shall initially serve as warrant agent under this Warrant. Upon ten (10) days’ notice to the Holder, the Company may appoint a new warrant agent. Any entity into which the Company or any new warrant agent may be merged or any entity resulting from any consolidation to which the Company or any new warrant agent shall be a party or any entity to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

15. Miscellaneous.

(a) Minimum Price Floor Requirement. The Company covenants that any future equity issuance (including the issuance of securities convertible into capital stock but excluding the issuance of shares of Common Stock or grant of any options to purchase shares of Common Stock or other awards granted or issued to employees, directors, consultants and advisors pursuant to a plan, agreement or arrangement and disclosed in the Registration Statement) occurring between the Original Issue Date and the earlier of (i) December 1, 2026, or (ii) the expiration or exercise of all of the Series B Warrants and Series C Warrants to Purchase Common Stock issued on the Original Issue Date, shall be subject to a minimum purchase price of $1.50 per share of Common Stock (calculated on an as-converted per-share basis), which for the avoidance of doubt shall not be calculated on an average or weighted-average basis (the “Minimum Price Floor”); provided, however, that the Minimum Price Floor may be waived with prior approval of holders of a majority of the then-outstanding Series B Warrants and Series C Warrants to Purchase Common Stock issued on the Original Issue Date, voting together as a single series; provided, further, that if a majority of the Pre-Funded Warrants to Purchase Common Stock issued on the Original Issue Date are exercised prior to December 1, 2025, then the Minimum Price Floor shall thereafter be $1.00 per share.

(b) No Rights as a Stockholder. Except as otherwise set forth in this Warrant, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

(c) Authorized Shares. Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate or articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

(d) Successors and Assigns. Subject to compliance with applicable securities laws, this Warrant may be transferred or assigned by the Holder. This Warrant may not be assigned by the Company without the written consent of the Holder, except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the Company and the Holder and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder, or their successors and assigns.

(e) Amendment and Waiver. Except as otherwise provided herein, this Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(f) Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

(g) Governing Law; Jurisdiction. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF

ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PERSON AT THE ADDRESS IN EFFECT FOR NOTICES TO IT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(h) Headings. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(i) Severability. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby, and the Company and the Holder will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(j) Pre-Funded Warrants in lieu of Common Stock. Notwithstanding anything to the contrary in this Warrant, to the extent the limitations set forth in Section 11 hereof restrict the exercise of this Warrant into Warrant Shares, the Holder may choose, in lieu of receiving Warrant Shares upon exercise of this Warrant, to receive a Pre-Funded Warrant to purchase an identical number of shares of Common Stock that it would have received upon the exercise of this Warrant for shares of Common Stock; provided, however that the Exercise Price shall instead be the Exercise Price less $0.0001 per share, and the resulting issued Pre-Funded Warrant shall have an exercise price of $0.0001 per share.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

XILIO THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to the Warrant Agreement]

SCHEDULE 1

FORM OF EXERCISE NOTICE

[To be executed by the Holder to purchase shares of Common Stock under the Warrant]

XILIO THERAPEUTICS, INC.

Ladies and Gentlemen:

(1) The undersigned is the Holder of Warrant to Purchase Common Stock No. ___ (the “Warrant”) issued by Xilio Therapeutics, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2) The undersigned hereby exercises its right to purchase ___________ Warrant Shares pursuant to the Warrant.

(3) Payment of the Exercise Price shall take the form of (check applicable box):

☐ Cash exercise in lawful money of the United States (wire transfer or cashier’s check drawn on a United States bank); or

☐ a “Cashless Exercise” under Section 10 of the Warrant [SERIES B/C: (only in the event that there is no effective registration statement for the issuance of the Warrant Shares to the Holder)].

(4) Pursuant to this Exercise Notice, the Company shall deliver to the Holder the applicable number of Warrant Shares determined in accordance with the terms of the Warrant. The Warrant Shares shall be delivered to the following DWAC Account number:

(5) By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 11(a) of the Warrant to which this notice relates.

Dated:

Name of Holder:

By:

Name:

Title:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

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